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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.

                          SCHEDULE 14A INFORMATION


        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by
       Rule14a-6(e)(2))
[ ]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[X]    Soliciting Material Pursuant to Rule 14a-12

                            EL PASO CORPORATION
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              (Name of Registrant as Specified in its Charter)

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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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EL PASO CORPORATION REACHES AGREEMENT IN PRINCIPLE TO RESOLVE CLAIMS RELATING
TO WESTERN ENERGY CRISIS

Summary


o Settlement will resolve the principal litigation and claims against El Paso relating to the sale or delivery of natural gas and/or electricity to or in the Western United States from September 1996 to present.

o Parties to the settlement include private class action litigants in California, the Governor and Lieutenant Governor of California, the attorneys general of California, Washington, Oregon and Nevada, the California Public Utilities Commission, the California Electricity Oversight Board, the California Department of Water Resources, Pacific Gas and Electric Company and Southern California Edison Company.

o The settlement, which was crafted to minimize current demands on El Paso's liquidity, will result in an estimated after-tax charge of approximately $650 million in the fourth quarter of 2002, and includes:

     o    No admission of wrongdoing;
     o    An up-front cash payment of $100 million;
     o    A $2-million payment from the company's officer bonus pool;
     o    A payment of $125 million in El Paso common stock;
     o Natural gas delivered to the California border valued at $45 million per year for 20 years;
     o A $125-million price reduction on power contracts with the California Department of Water Resources over the period through 2005;
     o Additional payments of $22 million per year over a 20-year period.

o The settlement is subject to the negotiation of definitive settlement documents and review and approval of the settlement by the courts and the Federal Energy Regulatory Commission (FERC).

o Final execution of the agreement and necessary approvals by the courts and the FERC are anticipated by year-end 2003.

HOUSTON, Texas, March 21, 2003--El Paso Corporation (NYSE:EP) today announced that it has reached an agreement in principle with the state of California and other parties including the states of Washington, Oregon and Nevada to resolve claims relating to the sale and delivery of natural gas and electricity from September 1996 to present. The settlement has been structured to minimize current demands on El Paso's liquidity and to utilize El Paso's existing assets to reduce cash outlays.

"This agreement in principle is positive news for all stakeholders in El Paso--our employees, customers, shareholders, bondholders, vendors and all those with whom we do business," said Ronald L. Kuehn, Jr., chairman and chief executive officer of El Paso Corporation. "This settlement will help resolve the uncertainties that have surrounded El Paso in the market over the past few years relating to the energy crisis in the Western United States. While I am convinced that all of El Paso's actions have been consistent with both the letter and the spirit of the law, this settlement allows us to put these issues behind us and devote our full energies to executing the company's operational and financial plan."

The following parties have been actively involved in the settlement discussions and will be working to implement the agreement as quickly as possible: representatives of private litigants that have brought lawsuits against El Paso currently pending in San Diego Superior Court; the Governor and Lieutenant Governor of the state of California; the attorneys general of California, Washington, Oregon and Nevada; the California Public Utilities Commission (CPUC); the California Electricity Oversight Board
(EOB); the California Department of Water Resources (DWR); Pacific Gas and Electric Company and Southern California Edison Company.

Highlights of the settlement agreement in principle are as follows:

Up-Front Payments of Cash and Stock
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   o   El Paso agrees to pay $100 million in cash. The payment will be made into an escrow account with interest, upon execution of the definitive settlement agreement. El Paso will make a separate $2-million payment from the company's officer bonus pool.
   o   El Paso agrees to pay $125 million in common stock. An estimated
       26.4 million shares will be issued, based on the average price for the 30 trading days prior to the announcement of the settlement. The stock will be issued once the settlement is effective.

Non-Cash Consideration
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   o   El Paso agrees to deliver natural gas at the California border valued at $45 million per year over 20 years commencing in 2004.
   o El Paso will reduce the sales price of its long-term power contracts with the California Department of Water Resources by $125 million through 2005.

Additional Company Payments
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   o   El Paso agrees to make additional payments of $22 million per year for 20 years. The first payment will be made 12 months after the effective date of the settlement.
   o At its option, El Paso may pay up to 50 percent of these payments in stock.

Other
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   o   For a period of five years, the El Paso Natural Gas pipeline system will maintain its existing physical delivery capacity at the California border of 3,290 million cubic feet per day. El Paso will seek FERC authorization to assure that its shippers have the contractual right to utilize that capacity on a primary delivery point basis.
   o El Paso, the CPUC, Pacific Gas & Electric and Southern California Edison will submit this portion of the agreement to the FERC in final resolution of the CPUC's pending complaint.

The proposed settlement will result in an estimated after-tax charge of approximately $650 million, which will be taken in the fourth quarter of 2002.

The settlement is subject to the negotiation of definitive settlement agreements and is subject to review and approval by the courts and the FERC.

Conference Call

El Paso has scheduled a live webcast to discuss this litigation settlement at 9:00 a.m. Central Standard Time today. This webcast may be accessed online through our Web site at www.elpaso.com in the "For Investors" section. A limited number of telephone lines will also be available to participants by dialing (973) 935-8507 ten minutes prior to the start of the webcast.

The webcast replay will be available online through our Web site in the "For Investors" section. A telephone audio replay will also be available through March 28, 2003 by dialing (973) 341-3080 (access code 3825318).

El Paso Corporation is the leading provider of natural gas services and the largest pipeline company in North America. The company has core businesses in production, pipelines, midstream services, and power. El Paso Corporation, rich in assets and fully integrated across the natural gas value chain, is committed to developing new supplies and technologies to deliver energy. For more information, visit www.elpaso.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, actions by credit rating agencies; the successful implementation of the settlement announced in this release; receipt of all necessary judicial and regulatory approvals of the settlement; our ability to divest of certain non-core assets; changes in commodity prices for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; competition; the successful implementation of the 2003 business plan; and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results.


ADDITIONAL IMPORTANT INFORMATION

Prior to its 2003 annual meeting, El Paso will furnish to its shareholders El Paso's definitive proxy statement relating to this meeting, together with a WHITE proxy card. Shareholders are strongly advised to read this proxy statement when it becomes available, as it will contain important information.

Shareholders will be able to obtain El Paso's proxy statement, any amendments or supplements to the proxy statement and any other documents filed by El Paso with the Securities and Exchange Commission for free at the Internet Web site maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at El Paso's Internet Web site at www.elpaso.com or by writing to El Paso Corporation, Investor Relations, PO Box 2511, Houston, TX 77252. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com.

To the extent that individual customers, independent industry researchers, financial analysts, or El Paso commissioned research, are quoted, it is El Paso's policy to use reasonable efforts to verify the source and accuracy of the quote. El Paso has not, however, sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material. Also, El Paso may express opinions and beliefs. Except as otherwise expressly attributed to another individual or entity, these opinions and beliefs are the opinions and beliefs of El Paso.

Information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso's shareholders is contained in Schedule 14A filed by El Paso with the Securities and Exchange Commission on February 18, 2003, as amended by a
Schedule 14A filed by El Paso on March 18, 2003.


CONTACTS
Communications and Government Affairs
Norma F. Dunn, Senior Vice President
Office: (713) 420-3750
Fax: (713) 420-3632

Investor Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417

Alternate Contacts
Joele Frank/Dan Katcher
Joele Frank, Wilkinson Brimmer Katcher
Office: (212) 355-4449
Fax: (212) 355-4554